UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 31, 2017

VistaGen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	001-37761	20-5093315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

343 Allerton Ave. South San Francisco, California 94090
(Address of principal executive offices)
(650) 577-3600
(Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 31, 2017, VistaGen Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc. (the “Underwriter”), relating to the issuance and sale (the “Offering”) of 1,371,430 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and warrants to purchase an aggregate total of 1,892,572 shares of Common Stock, consisting of Series A1 Warrants to purchase up to 1,388,931 shares of Common Stock and Series A2 Warrant to purchase up to 503,641 shares of Common Stock (the Series A1 Warrants and Series A2 Warrants are collectively referred herein as the “Warrants”). Each share of Common Stock is being sold together with 1.0128 Series A1 Warrants, each whole Series A1 Warrant to purchase one share of Common Stock, and 0.3672 of a Series A2 Warrant, each whole Series A2 Warrant to purchase one share of Common Stock, at a public offering price of $1.75 per share and related Warrants.

Pursuant to the terms of the Underwriting Agreement, the Underwriter has agreed to purchase the Shares and Warrants from the Company at a price of $1.6275 per share and related Warrants. Each Series A1 Warrant is exercisable six months from the date of issuance, while the Series A2 Warrants are immediately exercisable. Both Warrants have an exercise price of $1.82 per whole share, and expire five years from the date first exercisable.

The net proceeds to the Company from the sale of the Shares and Warrants, after deducting the underwriting discount and estimated offering expenses payable by the Company, are expected to be approximately $2.0 million. The Offering is expected to close on September 6, 2017, subject to the satisfaction of customary closing conditions.

This Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-215671) filed with the Securities and Exchange Commission on January 23, 2017, and declared effective on July 27, 2017, including the base prospectus dated July 27, 2017 included therein and the related prospectus supplement.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Pursuant to the Underwriting Agreement, subject to certain exceptions, the Company has agreed for a period of 75 days after the date of the final prospectus supplement relating to the Offering and its directors and officers have agreed for a period of 90 days after the date of the final prospectus supplement relating to the Offering not to sell or otherwise dispose of any of the Company’s securities held by them without first obtaining the written consent of the Underwriter.

The foregoing is only a brief description of the material terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The legal opinion of Disclosure Law Group, a Professional Corporation, relating to the Common Stock and Warrants being offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

On August 31, 2017, the Company issued a press release announcing the pricing and terms of the Offering. A copy of the press release is attached hereto as Exhibits 99.1, and is each incorporated herein by reference.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibits are deemed to have been filed with the Securities and Exchange Commission:

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of August 31, 2017, by and between VistaGen Therapeutics, Inc. and Oppenheimer & Co. Inc.

4.1	Form of Series A1 Warrant

4.2	Form of Series A2 Warrant

5.1	Opinion of Disclosure Law Group, a Professional Corporation

23.1	Consent of Disclosure Law Group, a Professional Corporation (included in Exhibit 5.1)

99.1	Press Release issued by VistaGen Therapeutics, Inc. dated August 31, 2017

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VistaGen Therapeutics, Inc.

Date: August 31, 2017	By:	/s/ Shawn K. Singh
Shawn K. Singh Chief Executive Officer